Exhibit 1.7

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Investor Relations	Media Relations

Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Jen Buchhalter Articulate Communications Inc. 617.451.7788 ext. 16 jbuchhalter@articulatepr.com

Triangle Brick Gains Competitive Advantage with Ross Systems’ Enterprise Performance Management Solution

Sales analytics application from Ross enables leading brick manufacturer to improve customer service levels and instantly act on key customer-driven indicators

ATLANTA – August 7, 2006 –Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), announced today that Triangle Brick, a leading manufacturer of clay bricks, has improved customer service levels and increased visibility throughout the organization to drive competitive advantage with Ross’ Enterprise Performance Management (EPM) Sales Analytics application.

Triangle Brick has differentiated itself within its industry since the company first implemented Ross’ enterprise resource planning (ERP) system in 1999. Looking to build on the success it’s achieved in creating a more agile supply chain with Ross ERP, Triangle Brick turned to Ross’ EPM Sales Analytics application to further improve customer service and more closely monitor product sales and trends.

Ross’ EPM Sales Analytics application enables Triangle Brick to easily generate sales and analytical reports in real time, saving the company up to 10 hours per month in the production and management of reports. With multi-dimensional analysis, the company is able to identify trends in the marketplace and make changes as they occur to improve service levels by responding more quickly to customer demands. Additionally, Triangle Brick executives now view reports and online graphs instantly to analyze data and determine profitability of specific products, customers and regions.

“Ross EPM Sales Analytics has changed the way we approach our sales strategy, giving us the ability to drill down on a specific product line or sales region to improve the quality of our sales,” said Scott Mollenkopf, chief financial officer of Triangle Brick. “Instead of seeing numbers at the end of the month or quarter, we can look at sales and order figures on a daily basis, to make better informed decisions more quickly. Enabling us to make changes to our sales strategies in real time, Ross EPM Sales Analytics helps us run our company more efficiently and profitably – benefits that we see increasing over time.”

Ross EPM is an out-of-the-box suite of applications that leverage existing enterprise systems by improving visibility into the key operating aspects of a business. Delivered as individual modules including Sales Analytics, Manufacturing Analytics and Inventory Analytics, Ross’ EPM is suite tailored to the needs of specific vertical industries, including food and beverage, life sciences, chemicals, metals and natural products.

“Ross EPM provides industry leaders like Triangle Brick greater visibility into their business to act upon key performance indicators as they occur,” said Eric Musser, president of CDC Software. “Empowering all decision-makers – from the C-level to the manufacturing floor – with the business intelligence they need to address operational issues quickly and more effectively, Ross EPM drives more proactive decisions and optimizes business performance.”

About Triangle Brick
Triangle Brick Company is a manufacturer of clay products located in central North Carolina making a variety of colors, textures, and sizes. Triangle Brick has the capacity to manufacture and sell over 500 million bricks annually for both residential and commercial use across 36 states. Triangle Brick Company headquarters are located at 6523 NC Hwy 55, Durham, NC 27713. For more information contact (919) 544-1796, (800) 672-8547, www.trianglebrick.com.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross to address the needs of its customers including Triangle Brick and the ability of Triangle Brick to identify trends in the marketplace and make changes as they occur to improve service levels with Ross EPM applications. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the natural products industry; the continued ability of Ross solutions to address industry-specific requirements of natural products industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow natural products companies to compete more effectively and changes in the type of information required to compete in their business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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